FlexShares Trust

  		    SECRETARY'S CERTIFICATE


The undersigned hereby certifies that he is the Secretary of the FlexShares Trust (the "Trust"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust
(within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 21st day of June, 2012 and that said resolutions are in full force and effect:

RESOLVED, that the extension of the fidelity bond through September 30, 2012 discussed at this meeting is hereby approved, after consideration of all factors deemed relevant by the Board, including but not limited to the expected value of the assets of the Trust, the estimated amount of the premium for such bond, the type and terms of arrangements made for the custody and safekeeping of the Trust's assets, and the nature of the Trust's portfolio securities; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust are hereby authorized and directed to take any actions as he or she may deem necessary or desirable and necessary in order to extend the fidelity bond through September 30, 2012.

Dated this 12th day of July, 2012

					/s/ Craig R. Carberry
					________________________
					Craig R. Carberry
					Secretary